News Release

ASCENA RETAIL GROUP, INC. REPORTS
FIRST QUARTER RESULTS

– FIRST QUARTER GAAP EPS LOSS OF $0.10; ADJUSTED EPS EARNINGS OF $0.36 –
– FIRST QUARTER COMPARABLE SALES DOWN 3% –

– COMPANY REAFFIRMS FISCAL 2016 FULL YEAR
EPS GUIDANCE RANGE $0.75- $0.80-

MAHWAH, NJ – December 1, 2015 – ascena retail group, inc. (NASDAQ – ASNA) (the “Company”) today reported financial results for its fiscal first quarter ended October 24, 2015. All adjusted results presented as comparable throughout this release include the results of ANN INC. in both the current and prior-year periods for a full 13 week period.  Reference should be made to the notes to the accompanying unaudited condensed consolidated financial information for a discussion of the ANN INC. acquisition and the use of Non-GAAP financial measures.

For the first quarter of Fiscal 2016, the Company reported a net loss of $0.10 per diluted share compared to net income of $0.32 per diluted share in the same period of Fiscal 2015. The decrease was primarily due to the effect of purchase accounting adjustments and transaction costs related to the acquisition of ANN INC. which closed during the first quarter of Fiscal 2016. Adjusted earnings for the first quarter of Fiscal 2016 were $0.36 per diluted share compared to $0.33 per diluted share in the first quarter of fiscal 2015.

David Jaffe, President and Chief Executive Officer of ascena retail group, inc., commented, "On the operating front, we were pleased with first quarter earnings, which exceeded our expectations. We saw strong sales performance at maurices and Lane Bryant, and significant gross margin rate recovery at Justice, Ann Taylor and LOFT. We continue to execute well against controllable factors, and believe we have compelling product and the appropriate level and mix of inventory to maximize our holiday opportunity."

Jaffe further commented, "Specific to the Black Friday / Cyber Monday period, we saw mixed performance across our portfolio. Importantly, we were very pleased with performance at Justice, which significantly exceeded our expectations during this critical peak period, delivering strong positive comp performance despite a reduced level of promotional activity."

Jaffe concluded, "As we discussed in detail at our investor day last month, the initial phase of our integration of ANN INC. is progressing well, along with each of the synergy work-streams. We are increasingly confident that the Justice turnaround is gaining traction, and we're excited about the continuing improvement of Lane Bryant fundamentals, along with the sustained strength of maurices performance. While dressbarn had another challenging quarter, we continue to work to build the foundation for future growth."

About ascena retail group, inc.

ascena retail group, inc. (NASDAQ: ASNA) is a leading national specialty retailer offering clothing, shoes, and accessories for missy and plus-size women under the Ann Taylor, LOFT, Lou & Grey, Lane Bryant, Cacique, maurices, dressbarn, and Catherines brands, and for tween girls under the Justice brand. ascena retail group, inc. operates, through its 100% owned subsidiaries, ecommerce operations and approximately 5,000 stores throughout the United States, Canada and Puerto Rico.

For more information about ascena retail group, visit ascenaretail.com, AnnTaylor.com, LOFT.com, louandgrey.com, lanebryant.com, cacique.com, maurices.com, dressbarn.com, catherines.com, and shopjustice.com.

Fiscal First Quarter Results

Net sales for the first quarter of Fiscal 2016 increased 40.0% to $1.672 billion, compared to $1.194 billion for the first quarter of last year. The increase was due to the ANN INC. acquisition. Inclusive of ANN INC. for the full thirteen week period, adjusted net sales were $1.794 billion versus $1.841 billion last year. For the legacy ascena brands, on a consolidated basis, comparable sales decreased 3%, to $1.077 billion from $1.116 billion for the first quarter of last year; non-comparable sales increased 8%, to $48.3 million from $44.7 million; and wholesale, licensing and other revenues increased 35%, to $45.4 million from $33.7 million.

The Company’s comparable sales data for the fiscal first quarter is summarized below:

		Net Sales (millions)
	Comparable Sales	First Quarter Ended
		October 24, 2015	October 25, 2014
ANN (a)	N/A	$501.2	$—
Justice	(15)%	305.4	357.0
Lane Bryant	4%	256.2	245.7
maurices	7%	282.7	251.9
dressbarn	(5)%	247.4	259.6
Catherines	(1)%	79.1	80.0

(a) Information related to the ANN segment for the first quarter of Fiscal 2016 is for the post-acquisition period from August 22, 2015 to October 31, 2015.

Gross margin was $896.1 million, or 53.6% of sales for the first quarter of Fiscal 2016, compared to $694.5 million, or 58.2% of first quarter sales last year. The decrease in rate was mainly due to the effect of the ANN INC. acquisition, which included an unfavorable, non-cash purchase accounting adjustment of approximately $104 million for the first quarter of Fiscal 2016 associated with the write-up of inventory to fair market value. Inclusive of ANN INC. for the full thirteen week period and excluding the inventory-related purchase accounting adjustment, gross margin was $1.073 billion, or 59.8% of adjusted net sales compared to $1.050 billion, or 57.0% of adjusted net sales last year. The rate improvement was broad-based, with the largest increase at Justice, which was up over 700 basis points.

Buying, distribution and occupancy (“BD&O”) expenses for the first quarter of Fiscal 2016 were $296.4 million, or 17.7% of sales, compared to $214.4 million, or 18.0% of first quarter sales last year, with approximately $79 million of the increase resulting from the ANN INC. acquisition. Inclusive of ANN INC. for the full thirteen week period, adjusted BD&O expenses were $321.5 million, or 17.9% of adjusted net sales, compared to $320.4 million, or 17.4% of adjusted net sales last year. Expenses were up less than 1% versus last year, with higher buying expense at several brands mostly offset by reduced distribution expense, which improved from 1.3% of adjusted sales in the year-ago period to 1.1%, reflecting legacy ascena supply chain synergies.

Selling, general and administrative (“SG&A”) expenses for the first quarter of Fiscal 2016 were $486.7 million, or 29.1% of sales, compared to $354.5 million, or 29.7% of first quarter sales last year, with approximately $124 million of the increase resulting from the ANN INC. acquisition. The remaining increase of $8 million from our legacy ascena brands was primarily due to higher marketing costs at Lane Bryant and general administrative increases. Inclusive of ANN INC. for the full thirteen week period, SG&A expenses were $526.6 million, or 29.4% of adjusted net sales, compared to $524.3 million, or 28.5% of adjusted net sales last year as SG&A optimization savings at ANN INC. mostly offset expense growth at the legacy ascena brands as noted above.

The Company realized an operating loss for the first quarter of Fiscal 2016 of $12.0 million, or 0.7% of first quarter sales compared to operating income of $66.1 million, or 5.5% of first quarter sales last year. The decrease in operating results consisted of an operating loss of $48.1 million at ANN INC., which included approximately $110 million of non-cash purchase accounting adjustments, primarily due to the inventory-related purchase accounting adjustment, and a $33.5 million increase in Acquisition and integration expenses. Operating income at our legacy ascena brands increased by $3.5 million primarily reflecting increased results at maurices and Lane Bryant, offset in part by a decrease at dressbarn. Inclusive of ANN INC. for the full thirteen week period, operating income for the first quarter of Fiscal 2016 was $142.5 million, or 7.9% of adjusted net sales compared to $127.2 million, or 6.9% of adjusted net sales last year.

The effective tax rate increased to 43.3% for the first quarter of Fiscal 2016 from 17.1% last year, which was well below our statutory rate primarily due to the approximately $13 million income tax benefit related to the retirement agreement for a former Justice executive which was recorded in the first quarter of Fiscal 2015.

The Company incurred a net loss for the first quarter of Fiscal 2016 of $18.1 million compared to generating net income of $53.5 million last year. Inclusive of ANN INC. for the full thirteen week period, adjusted net income for the first quarter of Fiscal 2016 was $71.2 million as compared to $63.9 million last year.

The Company reported a net loss for the first quarter of Fiscal 2016 of $0.10 per diluted share compared to earnings of $0.32 per diluted share last year. On an adjusted basis, first quarter earnings per diluted share were $0.36 versus $0.33 last year.

Fiscal First Quarter Balance Sheet Highlights

The Company ended the first quarter of Fiscal 2016 with cash and cash equivalents of $322.9 million and total debt of $1.887 billion, inclusive of the term loan and the revolving credit facility. The Company ended Fiscal 2015 with $240.6 million of cash and cash equivalents and $116 million of total borrowing under the revolving credit facility.

Total inventory at cost was down 7% versus the year-ago period, inclusive of ANN INC. in both periods. Adjusting for the impact of purchase price accounting, total inventory at cost was down 8% versus the year ago period.

Fiscal 2016 Guidance

As a result of conforming adjustments between historical ANN INC. reporting and ascena reporting, certain expenses historically classified by ANN INC. within cost of goods sold are now classified as buying expenses for all periods presented to conform to ascena's presentation for similar expenses. As a result, we now expect gross margin rate to be in the range of 56.3% - 56.8% compared to our previous outlook of 55.0% - 55.5%, with a corresponding offset within other operating expenses. There is no change to our EBITDA outlook as a result of this conforming adjustment and there is no change to our full year earnings per share outlook, which remains in the range of $0.75 to $0.80.

While our first quarter earnings performance exceeded our expectations, we are maintaining our view for the Fall season, and we continue to expect approximately equal earnings contributions from the Fall and Spring seasons.

Conference Call Information

The Company will conduct a conference call today, December 1, 2015, at 4:30 PM Eastern Time to review its first quarter Fiscal 2016 results, followed by a question and answer session. Parties interested in participating in this call should dial in at (877) 930-8316 prior to the start time, the conference ID is 81195088. The call will also be simultaneously broadcast at www.ascenaretail.com. A recording of the call will be available shortly after its conclusion and until December 8, 2015 by dialing (855) 859-2056, the conference ID is 81195088, and until January 1, 2016 via the Company’s website at www.ascenaretail.com.

Non-GAAP Financial Results

The Company's financial results for its fiscal first quarters ended October 24, 2015 and October 25, 2014 reflect certain costs related to the acquisition and integration of ANN INC., non-cash inventory expense and non-cash depreciation and amortization expense associated with the purchase accounting adjustments of ANN INC.'s assets and liabilities to fair market value, and other income and expenses classified outside of operating income.

Management believes that all such expenses are not indicative of the Company’s underlying operating performance. As such, adjusted results for Fiscal 2016 and Fiscal 2015, which exclude the effect of such expenses, have been presented to supplement the reported results. Reference should be made to Note 2 of the unaudited condensed consolidated financial information included herein for a reconciliation of adjusted, non-GAAP financial measures to the most directly comparable GAAP financial measures.

In addition, Fiscal 2016 adjusted results reflect the legacy ascena brand results combined to include ANN INC.'s results for a full 13-week period, inclusive of the three-week stub period preceding the close of the transaction on August 21, 2015. For comparative purposes, Fiscal 2015 adjusted results reflect the legacy ascena brands results combined to include ANN INC., as adjusted for certain non-recurring expenses previously reported by ANN INC. Reference should be made to Note 3 to the unaudited condensed consolidated financial information included herein for supplemental reconciliations of GAAP results to the adjusted results presented herein for both the three months ended October 24, 2015 and the three months ended October 25, 2014.

Forward-Looking Statements

Certain statements made within this press release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially. The Company does not undertake to publicly update or review its forward-looking statements even if experience or future changes make it clear that our projected results expressed or implied will not be achieved. Detailed information concerning a number of factors that could cause actual results to differ materially from the information contained herein is readily available in the Company’s most recent Annual Report on Form 10-K.

CONTACT:	ascena retail group, inc.
Investor Relations
(551) 777-6895

ICR, Inc.
James Palczynski
Partner
(203) 682-8229
jp@icrinc.com

ascena retail group, inc.
Condensed Consolidated Statements of Operations (unaudited)
(millions, except per share data)

	Three Months Ended
	October 24, 2015	% of Net Sales	October 25, 2014	% of Net Sales
Net sales	$1,672.0	100.0%	$1,194.2	100.0%
Cost of goods sold	(775.9)	(46.4)%	(499.7)	(41.8)%
Gross margin	896.1	53.6%	694.5	58.2%
Other operating expenses:
Buying, distribution and occupancy expenses	(296.4)	(17.7)%	(214.4)	(18.0)%
Selling, general and administrative expenses	(486.7)	(29.1)%	(354.5)	(29.7)%
Acquisition and integration expenses	(42.5)	(2.5)%	(9.0)	(0.8)%
Depreciation and amortization expense	(82.5)	(4.9)%	(50.5)	(4.2)%
Operating (loss) income	(12.0)	(0.7)%	66.1	5.5%
Interest expense	(20.5)	(1.2)%	(1.7)	(0.1)%
Interest and other income, net	0.6	—%	0.1	—%
(Loss) income before provision for income taxes	(31.9)	(1.9)%	64.5	5.4%
Benefit (provision) for income taxes	13.8	0.8%	(11.0)	(0.9)%
Net (loss) income	$(18.1)	(1.1)%	$53.5	4.5%

Net (loss) income per common share:
Basic	$(0.10)		$0.33
Diluted	$(0.10)		$0.32

Weighted average common shares outstanding:
Basic	184.8		162.0
Diluted	184.8		164.8

See accompanying notes.

ascena retail group, inc.
Condensed Consolidated Balance Sheets (Unaudited)
(millions)

	October 24, 2015	July 25, 2015
ASSETS
Current assets:
Cash and cash equivalents	$322.9	$240.6
Inventories	889.2	489.3
Deferred tax assets	68.2	88.5
Prepaid expenses and other current assets	253.8	131.5
Total current assets	1,534.1	949.9
Property and equipment, net	1,619.3	1,170.0
Goodwill	1,272.9	319.7
Other intangible assets, net	1,297.1	388.3
Other assets	82.1	78.3
Total assets	$5,805.5	$2,906.2

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$417.4	$238.8
Accrued expenses and other current liabilities	476.3	403.2
Deferred income	104.7	64.1
Income taxes payable	7.7	11.6
Current portion of long term debt	13.5	—
Total current liabilities	1,019.6	717.7
Long-term debt, less current portion	1,793.0	106.5
Lease-related liabilities	418.1	241.4
Deferred income taxes	539.8	181.8
Other non-current liabilities	173.7	140.7
Total liabilities	3,944.2	1,388.1
Equity	1,861.3	1,518.1
Total liabilities and equity	$5,805.5	$2,906.2

See accompanying notes.

ascena retail group, inc.
Segment Information (Unaudited)
(millions)

	Three Months Ended
	October 24, 2015	October 25, 2014
Net sales:
ANN (a)	$501.2	$—
Justice	305.4	357.0
Lane Bryant	256.2	245.7
maurices	282.7	251.9
dressbarn	247.4	259.6
Catherines	79.1	80.0
Total net sales	$1,672.0	$1,194.2

	Three Months Ended
	October 24, 2015	October 25, 2014
Operating (loss) income:
ANN (a) (b)	$(48.1)	$—
Justice	40.2	40.8
Lane Bryant	(1.4)	(8.6)
maurices	39.7	26.9
dressbarn	(4.7)	8.1
Catherines	4.8	7.9
Unallocated acquisition and integration expenses	(42.5)	(9.0)
Total operating (loss) income	$(12.0)	$66.1

	Three Months Ended
	October 24, 2015	October 25, 2014
Adjusted EBITDA:
ANN (a)	$83.8	$—
Justice	57.2	55.6
Lane Bryant	9.1	3.0
maurices	51.3	37.5
dressbarn	8.7	19.9
Catherines	7.1	9.6
Total Adjusted EBITDA	$217.2	$125.6

(a) Information herein related to the ANN segment for the first quarter of Fiscal 2016 is for the post-acquisition period from August 22, 2015 to October 31, 2015.
(b) Information herein related to the ANN segment includes the impact of inventory expense as well as depreciation and amortization expense associated with the purchase accounting adjustments of ANN's assets and liabilities to fair market value as discussed in Note 2 to the Unaudited Condensed Consolidated Financial Information.

ascena retail group, inc.
Notes to Unaudited Condensed Consolidated Financial Information

Note 1. Acquisition of ANN INC.

On August 21, 2015, the Company acquired 100% of the outstanding common stock of ANN INC. ("ANN") for an aggregate purchase price of approximately $2.1 billion (the "ANN Acquisition"). The ANN segment utilizes a 52-53 week fiscal year following the National Retail Federation calendar. Accordingly, ANN's results have been included herein for the post-acquisition period from August 22, 2015 to October 31, 2015. The effect of the one-week reporting period difference is not material to the condensed consolidated financial statements for the three months ended October 24, 2015.

Note 2. Use of Non-GAAP Financial Measures

To provide investors information to assist them in assessing the Company’s ongoing operations on a comparable basis, the Company has provided financial measures in this press release that reflect (i) certain acquisition and integration expenses, (ii) non-cash inventory expense and non-cash depreciation and amortization expense associated with the purchase accounting adjustments of ANN's assets and liabilities to fair market value, and (iii) other income and expenses classified outside of operating income. Management believes that all such costs are not indicative of the Company’s underlying operating performance.

Throughout this release, the term “reported” refers to information prepared in accordance with accounting principles generally accepted in the United States (GAAP), while the terms “adjusted” and "combined" refers to non-GAAP financial information adjusted to exclude certain non-recurring costs and include results of ANN INC. for periods prior to August 21, 2015, which is discussed more fully in Note 3 below.

In addition, we present herein the financial performance measure of earnings before interest, taxes, depreciation and amortization, as adjusted ("Adjusted EBITDA") to exclude non-operating related items such as (i) costs related to acquisitions and integration, (ii) non-cash inventory expense and depreciation and amortization expenses associated with the purchase accounting adjustments of ANN's assets and liabilities to fair market value, and (iii) other income and expenses classified outside of operating income. These measures may not be directly comparable to similar measures used by other companies and should not be considered a substitute for performance measures in accordance with GAAP such as operating income and net income reported herein. The table below reconciles Adjusted EBITDA to Net (loss) income as reflected in our unaudited condensed consolidated statements of operations. For a more detailed discussion on our use of Adjusted EBITDA, reference is made to our Quarterly Report on Form 10-Q for the Fiscal Quarter Ended October 24, 2015, which also has been filed with the US Securities and Exchange Commission.

ascena retail group, inc.
Notes to Unaudited Condensed Consolidated Financial Information - (continued)
(millions, except per share data)

Note 2. Use of Non-GAAP Financial Measures (continued)

	Reconciliation of Reported Basis to Adjusted Basis
	Three Months Ended				Three Months Ended
	October 24, 2015				October 25, 2014
	(Loss) income before income taxes	Benefit (provision) for income taxes	Net (loss) income	Diluted net (loss) income per common share	(Loss) income before income taxes	Benefit (provision) for income taxes	Net (loss) income	Diluted net (loss) income per common share
Reported basis – continuing operations	$(31.9)	$13.8	$(18.1)	$(0.10)	$64.5	$(11.0)	$53.5	$0.32
Adjustments:
Impact of non-cash purchase accounting adjustments	110.7	(43.7)	67.0	0.36	—	—	—	—
ANN pre-acquisition results (see Note 3 below)	1.3	(0.5)	0.8	—	52.0	(19.0)	33.0	0.20
Acquisition and integration expenses	42.5	(16.9)	25.6	0.14	9.0	(3.4)	5.6	0.04
Discrete tax item (a)	—	—	—	—	—	(13.4)	(13.4)	(0.08)
Accelerated depreciation associated with the Company’s supply chain and technological integration efforts and the closure of Brothers	—	—	—	—	0.5	(0.2)	0.3	0.00
Impact of ANN Acquisition on debt (b)	(6.8)	2.7	(4.1)	(0.02)	(24.9)	9.8	(15.1)	(0.09)
Impact of ANN Acquisition on EPS (c)	—	—	—	(0.02)	—	—	—	(0.06)
Adjusted basis – continuing operations	$115.8	$(44.6)	$71.2	$0.36	$101.1	$(37.2)	$63.9	$0.33

(a) Represents a tax benefit which was treated as a discrete item within the first quarter of Fiscal 2015 when a non-deductible permanent item associated with previously accrued deferred compensation became fully deductible in the first quarter of Fiscal 2015 and was a significant factor in reducing the Company's effective income tax rate during that period.

(b) Reflects incremental interest expense on the $1.8 billion term loan used to fund the cash portion of the purchase price of the ANN Acquisition.

(c) Reflects the impact on EPS of using 196.0 million weighted average common shares for adjusted diluted net income per common share compared to the amount used to calculate EPS on an as-reported basis in both periods. The weighted average number of common shares reflects the impact of the additional shares issued in the ANN Acquisition as outstanding for the entire period as if the acquisition had occurred as of the beginning of the period presented as well as the dilutive effect of stock options and other securities.

ascena retail group, inc.
Notes to Unaudited Condensed Consolidated Financial Information - (continued)
(millions)

Note 2. Use of Non-GAAP Financial Measures - (continued)

Reconciliation of Adjusted EBITDA to Net (loss) income
	Three Months Ended
	October 24, 2015	October 25, 2014
	(millions)
Adjusted EBITDA (a)	$217.2	$125.6
Acquisition and integration expenses	(42.5)	(9.0)
Non-cash inventory expense associated with the write-up of ANN's inventory to fair market value	(104.2)	—
Depreciation and amortization expense	(82.5)	(50.5)
Operating (loss) income	(12.0)	66.1

Interest expense	(20.5)	(1.7)
Interest and other income, net	0.6	0.1
(Loss) income before provision for income taxes	(31.9)	64.5
Benefit (provision) for income taxes	13.8	(11.0)
Net (loss) income	$(18.1)	$53.5

(a) Information for the three months ended October 24, 2015 includes results for the ANN segment for the post-acquisition period from August 22, 2015 to October 31, 2015. No results for the ANN segment are included herein for the three months ended October 25, 2014.

ascena retail group, inc.
Notes to Unaudited Condensed Consolidated Financial Information - (continued)
(millions)

Note 3. Supplemental Information

The following information is provided to enhance the user’s overall understanding of the Company’s current financial performance and has been prepared based upon currently available information and assumptions deemed appropriate by our management.  This financial information is not necessarily indicative of what our results of operations actually would have been had the ANN Acquisition been completed as of July 27, 2014, the beginning of the earliest period presented. In addition, the financial information is not indicative of future results or current financial conditions and does not reflect any anticipated synergies, operating efficiencies, cost savings or any integration costs that may result from the ANN Acquisition. This financial information should be read in conjunction with separate historical financial statements and accompanying notes filed with the U.S. Securities and Exchange Commission.

Specifically, we have shown the Company's historical reported results combined to include ANN's financial information for the periods prior to the acquisition date of August 21, 2015. We believe this presentation provides useful information to enhance comparability between our three months ended October 24, 2015 and our three months ended October 25, 2014. Fiscal 2016 adjusted results reflect the legacy ascena brand results combined to include ANN results for a full 13-week period, inclusive of the three-week stub period preceding the close of the transaction on August 21, 2015. For comparative purposes, Fiscal 2015 adjusted results reflect the results of the legacy ascena brands combined to include ANN, as adjusted for certain non-recurring expenses previously reported by ANN.

The financial information in the table below has also been adjusted to exclude non-operating related items such as (i) costs related to acquisitions and integration and (ii) non-cash inventory expense and other adjustments associated with the purchase accounting adjustments of ANN's assets and liabilities to fair market value. The non-GAAP financial information should be considered in addition to, not as a substitute for or as being superior to, operating income, cash flows, or other measures of financial performance prepared in accordance with GAAP.

ascena retail group, inc.
Notes to Unaudited Condensed Consolidated Financial Information - (continued)
(millions, except per share data)

Note 3. Supplemental Information (continued)

	Three Months Ended
	October 24, 2015
	ascena as reported	Acquisition and integration expenses	ANN Acquisition purchase price adjustments	Results of ANN prior to August 21, 2015 (a)	Impact of acquisition on debt (b)	Impact of acquisition on EPS (c)	ascena as adjusted
Net sales	$1,672.0	$—	$—	$122.0	$—	$—	$1,794.0
Cost of goods sold	775.9	—	(104.2)	49.8	—	—	721.5
Gross margin	896.1	—	104.2	72.2	—	—	1,072.5
Buying, distribution and occupancy expenses	296.4	—	—	25.1	—	—	321.5
Selling, general and administrative expenses	486.7	—	—	39.9	—	—	526.6
Acquisition and integration expenses	42.5	(42.5)	—	—	—	—	—
Depreciation and amortization expense	82.5	—	(6.5)	5.9	—	—	81.9
Operating (loss) income	(12.0)	42.5	110.7	1.3	—	—	142.5
Interest expense	(20.5)	—	—	—	(6.8)	—	(27.3)
Interest and other income, net	0.6	—	—	—	—	—	0.6
(Loss) income before provision for income taxes	(31.9)	42.5	110.7	1.3	(6.8)	—	115.8
Benefit (provision) for income taxes	13.8	(16.9)	(43.7)	(0.5)	2.7	—	(44.6)
Net (loss) income	$(18.1)	$25.6	$67.0	$0.8	$(4.1)	$—	$71.2
Diluted EPS	$(0.10)	$0.14	$0.36	$—	$(0.02)	$(0.02)	$0.36
Adjusted EBITDA	$70.5	$42.5	$104.2	$7.2	$—	$—	$224.4

(a) Represents ANN's results for the three week stub period from the end of their previous fiscal quarter through the acquisition date as prepared by ANN INC. and have been adjusted to exclude non-recurring transaction-related expenses incurred by ANN resulting from the ANN Acquisition.

(b) Represents the impact of incremental interest expense on the $1.8 billion term loan used to fund the cash portion of the purchase price of the ANN Acquisition for the period prior to the acquisition date.

(c) Reflects the impact on EPS of using 196.0 million weighted average common shares for adjusted diluted net income per common share compared to the 184.8 million used to calculate EPS on an as-reported basis. The weighted average number of common shares reflects the impact of the additional shares issued in the ANN Acquisition as outstanding for the entire period as if the acquisition had occurred as of the beginning of the period presented as well as the dilutive effect of stock options and other securities.

ascena retail group, inc.
Notes to Unaudited Condensed Consolidated Financial Information - (continued)
(millions, except per share data)

Note 3. Supplemental Information (continued)

	Three Months Ended
	October 25, 2014
	ascena as reported	Acquisition and integration expenses	Accelerated depreciation	Discrete tax item	Results of ANN as adjusted (a)	Impact of acquisition on debt (b)	Impact of acquisition on EPS (c)	ascena as adjusted
Net sales	$1,194.2	$—	$—	$—	$646.8	$—	$—	$1,841.0
Cost of goods sold	499.7	—	—	—	291.1	—	—	790.8
Gross margin	694.5	—	—	—	355.7	—	—	1,050.2
Buying, distribution and occupancy expenses	214.4	—	—	—	106.0	—	—	320.4
Selling, general and administrative expenses	354.5	—	—	—	169.8	—	—	524.3
Acquisition and integration expenses	9.0	(9.0)	—	—	—	—	—	—
Depreciation and amortization expense	50.5	—	(0.5)	—	28.3	—	—	78.3
Operating income	66.1	9.0	0.5	—	51.6	—	—	127.2
Interest expense	(1.7)	—	—	—	(0.3)	(24.9)	—	(26.9)
Interest and other income, net	0.1	—	—	—	0.7	—	—	0.8
Income (loss) before provision for income taxes	64.5	9.0	0.5	—	52.0	(24.9)	—	101.1
(Provision) benefit for income taxes	(11.0)	(3.4)	(0.2)	(13.4)	(19.0)	9.8	—	(37.2)
Net income (loss)	$53.5	$5.6	$0.3	$(13.4)	$33.0	$(15.1)	$—	$63.9
Diluted EPS	$0.32	$0.04	$—	$(0.08)	$0.20	$(0.09)	$(0.06)	$0.33
Adjusted EBITDA	$116.6	$9.0	$—	$—	$79.9	$—	$—	$205.5

(a) Refer to the table below for ANN's results for the period ending November 1, 2014.

(b) Represents the impact of interest expense incurred on the $1.8 billion term loan used to fund the cash portion of the purchase price of the ANN Acquisition.

(c) Reflects the impact on EPS of using 196.0 million weighted average common shares for adjusted diluted net income per common share compared to 164.8 million shares used to calculate EPS on an as-reported basis. The weighted average number of common shares reflects the impact of the additional shares issued in the ANN Acquisition as outstanding for the entire period as if the acquisition had occurred as of the beginning of the period presented as well as the dilutive effect of stock options and other securities.

ascena retail group, inc.
Notes to Unaudited Condensed Consolidated Financial Information - (continued)
(millions)

Note 3. Supplemental Information (continued)

	Three Months Ended
	November 1, 2014

	ANN as reported	Conforming adjustments (a)	ANN adjustment (b)	ANN as adjusted
Net sales	$646.8	$—	$—	$646.8
Cost of goods sold	306.9	(15.8)	—	291.1
Gross margin	339.9	15.8	—	355.7
Buying, distribution and occupancy expenses	—	110.9	(4.9)	106.0
Selling, general and administrative expenses	293.2	(123.4)	—	169.8
Depreciation and amortization expense	—	28.3	—	28.3
Operating income	46.7	—	4.9	51.6
Interest and other income, net	0.5	(0.8)	—	(0.3)
Other non-operating expense, net	(0.1)	0.8	—	0.7
Income before provision for income taxes	47.1	—	4.9	52.0
Provision for income taxes	(17.2)	—	(1.8)	(19.0)
Net income	$29.9	$—	$3.1	$33.0

(a) Reflects certain accounting classification conforming adjustments to align ANN's historical presentation to ascena's presentation.

(b) Represents costs incurred by ANN related to the early lease termination and related closure of Ann Taylor's Madison Avenue store in New York City that were previously reported as adjustments to GAAP earnings by ANN for its quarter ended November 1, 2014.